As filed with the Securities and Exchange Commission on July 29, 2013	Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
TRUEBLUE, INC.
(Exact name of registrant as specified in its charter)

Washington (State or other jurisdiction of incorporation or organization)	91-1287341 (I.R.S. Employer Identification Number)
1015 A Street Tacoma, Washington 98402 (Address of principal executive offices, including zip code)
TRUEBLUE, INC. AMENDED AND RESTATED 2005 LONG-TERM EQUITY INCENTIVE PLAN
(Full title of plan)

CT Corporation System
505 Union Avenue SE, Suite 120
Olympia, Washington 98501
(206) 318-5230
(Name, address and telephone number, including area code, of agent for service)
Copy to:
Kristy T. Harlan K&L Gates LLP 925 Fourth Avenue, Suite 2900 Seattle, Washington 98104 (206) 623-7580
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☑
Non-accelerated filer	☐	Smaller reporting company	☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Common stock, no par value, under the TrueBlue, Inc. Amended and Restated 2005 Long-Term Equity Incentive Plan	1,950,000	$23.88	$46,566,000.00	$6,351.60

(1)             Pursuant to Rule 416(a), includes an indeterminate number of additional shares that may be necessary to adjust the number of shares reserved for issuance pursuant to the plan as the result of any future stock split, stock dividend or similar adjustment of the Registrant’s outstanding common stock.

(2)             Pursuant to Rule 457(h) and Rule 457(c), the offering price is estimated solely for the purpose of calculating the registration fee. The proposed maximum offering price per share is estimated to be $23.88, based on the average of the high sales price ($24.04) and the low sales price ($23.72) per share of the Registrant’s common stock as reported by the New York Stock Exchange on July 22, 2013.

EXPLANATORY STATEMENT

This Registration Statement on Form S-8 (this “Registration Statement”) relates to the registration of an additional 1,950,000 shares of common stock, no par value (“Common Stock”), of TrueBlue, Inc. (the “Registrant”) under the TrueBlue, Inc. Amended and Restated 2005 Long-Term Equity Incentive Plan (the “2005 Plan”), which was approved by the shareholders of the Registrant on May 18, 2005 and amended and restated on May 12, 2010 and May 15, 2013.  The 1,950,000 shares of Common Stock being registered hereunder for the 2005 Plan were approved by the shareholders of the Registrant on May 15, 2013 but have not previously been registered.

Pursuant to General Instruction E of Form S-8, the contents of the Registrant’s earlier registration statements on Form S-8 (File Nos. 333-125206 and 333-167770), filed with the Securities and Exchange Commission (the “Commission”) on May 25, 2005 and June 25, 2010, are incorporated herein by reference and made a part hereof.

PART II

INFORMATION REQUIRED IN THIS REGISTRATION STATEMENT

Item 3. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed with the Commission are hereby incorporated by reference in this Registration Statement:

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 28, 2012, filed with the Commission on February 21, 2013, which contains audited consolidated financial statements for the most recent fiscal year for which such statements have been filed;

(b) All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in paragraph (a) above (excluding any documents or portions of such documents that are furnished under Item 2.02 or Item 7.01 of a current report on Form 8-K and any exhibits included with such Items); and

(c) The description of the Registrant’s Common Stock contained in the Registration Statement on Form 8-A, filed on October 7, 1998, under Section 12(g) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof (excluding any documents or portions of such documents that are furnished under Item 2.02 or Item 7.01 of a current report on Form 8-K and any exhibits included with such Items), and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters the securities offered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof commencing on the respective dates on which such documents are filed.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference in this Registration Statement will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. DESCRIPTION OF SECURITIES

Not applicable.

Item 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

Item 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Sections 23B.08.500 through 23B.08.600 of the Washington Business Corporation Act authorize a court to award, or a corporation’s board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act, as amended. Article 5(G) of the Registrant’s amended and restated articles of incorporation and Article VII of the Registrant’s amended and restated bylaws provide for indemnification of the Registrant’s directors, officers, employees and agents to the maximum extent permitted by Washington law and provide the directors and officers of the Registrant also may be indemnified against liability they may incur for serving in those capacities pursuant to a liability insurance policy maintained by the Registrant for such purpose. The Registrant has entered into indemnification agreements with each of its directors. The indemnification agreements set out, among other things, the process for determining entitlement to indemnification, the conditions to advancement of expenses, the procedures for directors’ enforcement of indemnification rights, the limitations on indemnification, and the requirements relating to notice and defense of claims for which indemnification is sought.

Section 23B.08.320 of the Washington Business Corporation Act authorizes a corporation to limit a director’s liability to the corporation or its shareholders for monetary damages for acts or omissions as a director, except in certain circumstances involving intentional misconduct, knowing violations of law or illegal corporate loans or distributions, or any transaction from which the director personally receives a benefit in money, property or services to which the director is not legally entitled. Article 9 of the Registrant’s amended and restated articles of incorporation contains provisions implementing, to the fullest extent permitted by Washington law, such limitations on a director’s liability to the Registrant and its shareholders.

Item 7. EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

 Item 8. EXHIBITS

Exhibit Number	Description
4.1	Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1(c) to Registrant’s Form 8-K filed with the Commission June 16, 2009).
4.2	Amended and Restated Company Bylaws (incorporated by reference to Exhibit 3.4 to Registrant’s Form 8-K filed with the Commission September 17, 2008).
5.1	Opinion of K&L Gates LLP regarding legality of the common stock being offered.
23.1	Consent of Deloitte & Touche LLP.
23.2	Consent of K&L Gates LLP (included in Opinion filed as Exhibit 5.1).
24.1	Power of Attorney (see signature page).
99.1	TrueBlue, Inc. Amended and Restated 2005 Long-Term Equity Incentive Plan.

Item 9. UNDERTAKINGS

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefits plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tacoma, State of Washington, on this 29th day of July, 2013.

TRUEBLUE, INC.

/S/ STEVEN C. COOPER
By:	Steven C. Cooper
Director, President, and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Steven C. Cooper and Derrek L. Gafford, and each of them, either of whom may act without joinder of the other, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign and to file any or all amendments to this registration statement, including post-effective amendments to this registration statement, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact and agents, and each of them, power and authority to perform any other act on behalf of the undersigned required to be done in connection therewith.

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-8 has been signed by the following persons in the capacities indicated below on July 29, 2013.

Signature	Title
/S/ Steven C. Cooper
Steven C. Cooper	Chief Executive Officer, President and Director (Principal Executive Officer)
/S/ Derrek L. Gafford
Derrek L. Gafford	Chief Financial Officer and Executive Vice President (Principal Financial Officer)
/S/ Norman H. Frey
Norman H. Frey	Chief Accounting Officer and Corporate Controller (Principal Accounting Officer)
/S/ Joseph P. Sambataro, Jr.
Joseph P. Sambataro, Jr.	Chairman of the Board

/S/ Thomas E. McChesney	Director
Thomas E. McChesney

/S/ Gates McKibbin	Director
Gates McKibbin
/S/ Bonnie W. Soodik	Director
Bonnie W. Soodik
/S/ William W. Steele	Director
William W. Steele
/S/ Jeffrey B. Sakaguchi	Director
Jeffrey B. Sakaguchi
/S/ Craig E. Tall	Director
Craig E. Tall

INDEX TO EXHIBITS

Exhibit Number	Description
4.1	Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1(c) to Registrant’s Form 8-K filed with the Commission June 16, 2009).
4.2	Amended and Restated Company Bylaws (incorporated by reference to Exhibit 3.4 to Registrant’s Form 8-K filed with the Commission September 17, 2008).
5.1	Opinion of K&L Gates LLP regarding legality of the common stock being offered.
23.1	Consent of Deloitte & Touche LLP.
23.2	Consent of K&L Gates LLP (included in Opinion filed as Exhibit 5.1).
24.1	Power of Attorney (see signature page).
99.1	TrueBlue, Inc. Amended and Restated 2005 Long-Term Equity Incentive Plan.